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                                                                      Exhibit 13


           FOURTH EXTENSION, EARLY TERMINATION AND WAIVER AGREEMENT

          This Fourth Extension, Early Termination and Waiver Agreement (this "Agreement") is made as of August 26, 1998 by and between Albertson's, Inc., a Delaware corporation ("Acquiror"), Locomotive Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquiror ("Newco"), and Buttrey Food and Drug Stores Company, a Delaware corporation (the "Company"), in connection with that certain Agreement and Plan of Merger, dated as of January 19, 1998, among Acquiror, Newco and the Company (the "Merger Agreement").

                                 RECITALS

          WHEREAS, Acquiror, Newco and the Company constitute all of the parties to the Merger Agreement; and

          WHEREAS, Section 1.1 of the Merger Agreement describes the initial agreement of the parties hereto with respect to the conduct of the Offer; and

          WHEREAS, the parties hereto have previously entered into three Extension, Early Termination and Waiver Agreements, dated as of February 23, 1998, April 30, 1998 and July 15, 1998 (the "Prior Extension
Agreements"), which set forth certain additional terms and conditions of their agreement with respect to the conduct of the Offer; and

          WHEREAS, the parties hereto desire to set forth in writing certain further additional terms and conditions of their agreement with respect to the conduct of the Offer; and

          WHEREAS, each of the respective Boards of Directors of the parties hereto has authorized the execution of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

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          1.   Definitions.   Capitalized terms used and not otherwise
defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

          2.   Termination Date.  The date "July 19, 1998" referred to in
Section 9.1(c) of the Merger Agreement is hereby amended and changed to "September 30, 1998."

          3. Extension of Extended Expiration Date. In the event all conditions to the Offer (including the conditions set forth in Exhibit A to the Merger Agreement) have not been satisfied or waived at or before 12:00 midnight, New York City time, on September 1, 1998, Acquiror and Newco shall extend the expiration date of the Offer by filing with the Commission an amendment to the Schedule 14D-1 providing that the Offer will expire at 12:00 midnight, New York City time, on September 30, 1998 (the " Fourth Extended Expiration Date").

          4. Early Termination. In the event all conditions to the Offer (including the conditions set forth in Exhibit A to the Merger Agreement) have been satisfied on or before the day that is 10 Business Days prior to the Fourth Extended Expiration Date, Acquiror and Newco shall change the expiration date of the Offer to 12:00 midnight, New York City time, on the day that is 10 Business Days following the date on which they will have filed with the Commission an amendment to the Schedule 14D-1 providing for such change. Acquiror and Newco hereby agree to file such amendment on or before the second Business Day following the day on which such conditions have been satisfied and, in connection with such filing, give such notice of such changed expiration date as may be required by the rules and regulations of the Commission.

          5. Waiver. In the event Acquiror and Newco are required to change the expiration date of the Offer pursuant to Section 4 above, Acquiror and Newco shall, upon the filing with the Commission of the amendment providing for such change, waive any and all rights either of them may have to extend the expiration date of the Offer further (including any such right set forth in Section 1.1(b) of the Merger Agreement).

          6. Further Extensions; Closing Actions. This Agreement does not amend or modify Acquiror's or Newco's obligations to extend the Offer beyond the Fourth Extended Expiration Date as required pursuant to Section 1.1(b) of the Merger Agreement. In the event that Acquiror and Newco are unable to change the expiration



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date of the Offer as provided in Section 4 above for any reason, Acquiror, Newco and the Company shall take all actions necessary to consummate the Offer and the Merger as expeditiously as possible.

          7. Conditions to Offer. Acquiror and Newco hereby agree and acknowledge that, as of the date hereof, (A) none of the conditions, events or circumstances described in subparagraph (a), (b), (f) or ( g) of Exhibit A to the Merger Agreement or in Section 9.1(a) or (h) of the Merger Agreement has occurred and (B), to the best knowledge of Acquiror and Newco, none of the conditions, events or circumstances described in subparagraph (c) or (d) of Exhibit A to the Merger Agreement or in Section 9.1(i) or (j) of the Merger Agreement has occurred. No representation, warranty or covenant of the Company and the Subsidiary in the Merger Agreement will be breached by, and no condition to the Offer or the Merger will fail to be satisfied as a result of, any action, omission, effect on or adverse change in the business, operations, properties (including intangible properties), condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiary, taken as a whole, arising out of or related to (i) the sale or proposed sale of stores pursuant to the Antitrust Laws, (ii) changes in the Company's business operations requested or acquiesced in by Acquiror, prior to, on or after the date hereof or (iii) deterioration in the Company's financial performance after August 1, 1998 attributable to the expected purchase of shares of Common Stock pursuant to the Offer.

          8. Effect on Prior Extension Agreements. Upon the execution of this Agreement by all of the parties hereto, the Prior Extension Agreements shall be of no further force or effect.




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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the day and year first above written.

                    ALBERTSON'S, INC.


                    By:   /s/ Thomas R. Saldin
                          --------------------------
                    Name:   Thomas R. Saldin
                    Title:  Executive Vice President


                    LOCOMOTIVE ACQUISITION CORP.


                    By:   /s/ Thomas R. Saldin
                          --------------------------
                    Name:   Thomas R. Saldin
                    Title:  Vice President


                    BUTTREY FOOD AND DRUG STORES
                     COMPANY


                    By:   /s/ Joseph H. Fernandez
                          -------------------------
                    Name:  Joseph H. Fernandez
                    Title:  Chairman, President and Chief Executive Officer




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